                                                                   Exhibit 10.17

                                  NON-RECOURSE
                                PROMISSORY NOTE

$4,321,875.000                                                 Las Vegas, Nevada
                                                                October 13, 1999

      FOR VALUE RECEIVED, the undersigned ("Maker") does hereby promise to pay to the order of MGC Communications, Inc., a Nevada corporation, or its successors or assigns (hereinafter, together with any subsequent holder hereof, referred to as "Holder") at 3301 North Buffalo Drive, Las Vegas, Nevada 89129, or at such other place as the Holder may from time to time designate in writing, the principal sum of Four Million Three Hundred Twenty-one Thousand Eight Hundred Seventy-five and 00/100 Dollars ($4,321,875.00), together with interest thereon, or on so much thereof as is from time to time outstanding and unpaid, from date, at the rate of seven and one-half percent (7.5%) per annum until paid in full. Interest and outstanding principal shall be paid as follows:

      The principal amount of this Note and all accrued interest thereon shall be due and payable on October 13, 2002, subject to acceleration at the option of the Holder, in full in the event that Maker's employment with MGC Communications, Inc. ("MGC") is terminated by MGC for Cause or by Maker without Good Reason, in which event, the entire principal amount of this Note shall become due and payable within thirty (30) days after his termination of employment with MGC. For all purposes of this Agreement, "Cause" and "Good Reason" shall have the meanings set forth in that certain Employment/Stock Repurchase Agreement (the "Employment Agreement") dated as of October 13, 1999, between Maker and MGC. Amounts due under this Note are subject to being forgiven by MGC in accordance with the terms of the Employment Agreement.

      Maker shall have the right to prepay this Note in full or in part at any time without the imposition of any prepayment fee or penalty. Any partial prepayments shall be applied first to any accrued and unpaid interest due under this Note and the balance, if any, to the outstanding principal balance of this Note.

      This Note is secured by the pledge of 150,000 of Maker's shares (the "Collateral") in MGC pursuant to a Stock Pledge Agreement of even date herewith (the "Stock Pledge Agreement"). Notwithstanding anything to the contrary in this Note, the Holder agrees to satisfy any judgment obtained by the Holder against Maker for the indebtedness evidenced by this Note by the exercise of the rights of the Holder under the Stock Pledge Agreement. In the event, as a result of the foreclosure and sale of the Collateral under the Stock Pledge Agreement, a lesser sum is realized from the sale of the Collateral than the amount due and owing on this Note, Holder shall not seek any deficiency judgment against Maker, it being understood and agreed that Maker shall not have any personal liability for the payment of this Note and this Note shall be considered non-recourse to the Maker. No other property or assets of Maker shall be subject to levy, execution, or other enforcement procedures for the satisfaction of the payments required under this Note or the Stock Pledge Agreement or for the performance of any other obligations, covenants or warranties contained herein or under the Stock Pledge Agreement. The Holder shall not bring any action to obtain a judgment against Maker for the indebtedness evidenced by this Note except as part of a judicial proceeding to foreclose upon the Collateral under the Stock Pledge Agreement. Nothing contained herein shall: (a) constitute a waiver of any obligation evidenced by this Note or secured by the Stock Pledge Agreement, or in any way be construed to release or impair the lien on the Collateral or the indebtedness evidenced by this Note; or (b) limit the right of Holder to foreclose either judicially or nonjudicially the lien on the Collateral, or to confirm any foreclosure or sale pursuant to the power of sale contained in the Stock Pledge Agreement.

      Should Maker default in his obligations to Holder under the Stock Pledge Agreement, the entire principal sum evidenced by this Note with all accrued and unpaid interest, shall, at the option of the Holder, and without further notice to Maker, become due and payable and may be collected forthwith. It is further agreed that the failure of holder to exercise this right of accelerating the maturity of this debt, or indulgence granted from time to time, shall in no event be considered a waiver of such right of acceleration or estop Holder from exercising such right.

      All amounts not paid when due hereunder shall bear interest at the rate of twelve percent (12%) per annum from and after the due date thereof.

      Time is of the essence of this Note, and, in the event this Note is collected by law or through an attorney at law or under advice therefrom, Maker agrees to pay all costs of collection, including reasonable attorney's fees actually incurred.

      Maker hereby waives presentment, demand for payment and notice of nonpayment.

      This Note shall be construed in all respects and enforced according to the laws of the State of Nevada.

      Any and all notices required or permitted to be given under this Note will be sufficient if furnished in writing, sent by registered mail in the case of Maker to 14 Moraine Point Victor, New York 14564, or in the case of Holder to 3301 North Buffalo Drive, Las Vegas, Nevada 89129, Attention: Chief Financial Officer.

      IN WITNESS WHEREOF, Maker has signed this Note as of the day and year first above written.



                                        /s/ Rolla P. Huff                 (SEAL)
                                        ----------------------------------------
                                        ROLLA P. HUFF